Exhibit 10.1

EXECUTION VERSION

COOPERATION AGREEMENT

This COOPERATION AGREEMENT (this “Agreement”) is made and entered into as of June 23, 2026, by and among CEA Industries Inc., a Nevada corporation (the “Company”), on the one hand, and YZILabs Management Ltd., a British Virgin Islands business company (“YZi Labs”), on the other hand. The Company and YZi Labs are each herein referred to as a “party” and collectively, the “parties.”

WHEREAS, on November 26, 2025, YZi Labs and the YZi Labs Key Person (as defined below) filed a Schedule 13D with the Securities and Exchange Commission (“SEC”) with respect to the Company;

WHEREAS, on December 1, 2025, YZi Labs filed a preliminary consent solicitation statement with respect to a proposed solicitation of holders of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), to take certain actions set forth therein (the “Consent Solicitation”), which has been amended by revised preliminary consent solicitation statements filed on January 8, 2026 and February 13, 2026;

WHEREAS, on December 23, 2025, YZi Labs filed an amendment to its Schedule 13D to reflect the formation of a group with certain other persons (such group, the “Consent Solicitation Group”);

WHEREAS, on each of December 12, 2025 and December 30, 2025, YZi Labs made demands to inspect certain books and records of the Company (collectively, the “Books and Records Demands”), to which the Company responded on December 17, 2025 and January 3, 2026, respectively;

WHEREAS, on March 13, 2026, YZi Labs submitted a written request that the Board of Directors of the Company (the “Board”) fix a record date for the determination of stockholders entitled to consent to the YZi Labs Consent Solicitation (the “Record Date Request”), which on March 23, 2026 the Company notified YZi Labs was invalid under the Company’s Amended and Restated Bylaws (the “Bylaws”);

WHEREAS, prior to the date hereof Nicholas J. Etten has tendered his resignation as a director to the Board, which resignation shall be effective as of immediately following execution and delivery of this Agreement and has been accepted by the Board;

WHEREAS, as of the effectiveness of Mr. Etten’s resignation and prior to giving effect to the arrangements contemplated under this Agreement, the Board will consist of Carly Howard, Annemarie Tierney, and Glenn Tyranski (together, the “Continuing Directors”); and

WHEREAS, the Company and YZi Labs have determined to come to an agreement with respect to the composition of the Board and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1. Board Composition and Related Matters.

(a) Within one (1) Business Day of the date hereof, YZi Labs shall take all actions necessary or appropriate to terminate its Consent Solicitation, withdraw the Books and Records Demands and the Record Date Request, and make all necessary filings with the SEC with respect to the foregoing.

(b) Effective immediately following the execution and delivery of this Agreement by the parties, the Board and all applicable committees thereof shall take (or shall have taken) all necessary actions to (i) increase the size of the Board to six (6) directors and (ii) appoint Ling “Ella” Zhang, Alex Odagiu, and Matthew Roszak (the “YZi Labs Directors”) to the Board, in each case to serve until the 2026 Special Meeting in lieu of Annual Meetings (the “2026 Annual Meeting”) and until their successors are elected and qualified.

(c) Following the appointment of the YZi Labs Directors, the members of the Board and YZi Labs shall promptly engage in discussions about the Board’s composition. As promptly as practicable following such discussions, but in any event by no later than ninety days after the date hereof (as such date may be extended in good faith by mutual written agreement of the Continuing Directors and YZi Labs, such agreement not to be unreasonably withheld, conditioned or delayed), the Board shall increase the size of the Board by one (1) director and appoint a new Independent Director who shall be mutually agreeable (such agreement not to be unreasonably withheld, conditioned or delayed) to the Continuing Directors and YZi Labs (the “Mutual Director” and, together with the YZi Labs Directors, the “New Directors”). The appointment of the Mutual Director shall be subject to such individual’s completion of the Board’s standard review process for non-management directors of the Company, including completing (x) interviews with the Nominating & Governance Committee (the “Nominating Committee”), (y) the Company’s director candidate questionnaire substantially in the form completed by the Continuing Directors (and responding to any reasonable questions in respect thereof), and (z) an appropriate background check (collectively, the “Evaluation Materials”). If requested by a proposed Mutual Director, the Company shall enter into a confidentiality agreement with such candidate with respect to his or her Evaluation Materials in substantially the same form entered into by the YZi Labs Directors prior to the date hereof (such agreement, the “Evaluation Materials Confidentiality Agreement”). In the event that the Mutual Director is appointed after the filing of the Company’s definitive proxy statement for the 2026 Annual Meeting (the “2026 Proxy Statement”) and less than fourteen (14) calendar days prior to the 2026 Annual Meeting, then he or she shall be appointed effective as of the conclusion of the 2026 Annual Meeting. In the event that the Mutual Director is appointed after the filing of the 2026 Proxy Statement and fourteen (14) or more calendar days prior to the 2026 Annual Meeting, then, upon YZi Labs’ request, the Company shall promptly take all actions reasonably necessary to include the Mutual Director in the Company’s slate of nominees for election as a director at the 2026 Annual Meeting, including supplementing or amending the 2026 Proxy Statement, to the extent permitted by applicable law.

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(d)

(i) The Company agrees that (x) the Board shall include solely the Continuing Directors and the New Directors (including the Mutual Director and any directors appointed pursuant to Section 1(g)) who are appointed to the Board prior to the filing of the 2026 Proxy Statement in the Company’s slate of nominees for election as a director at the 2026 Annual Meeting or in accordance with the last sentence of Section 1(c), with a term expiring at the Company’s 2027 annual meeting of stockholders (the “2027 Annual Meeting”), (y) the Board shall recommend that the stockholders of the Company vote to elect such slate of nominees and (z) the Company shall solicit proxies in favor of the election of, and otherwise support the election of such slate of nominees in a manner no less rigorous and favorable than its past practices for prior nominees for election at an annual meeting.

(ii) The Company agrees that until the Termination Date (as defined below), (x) the Board shall include the New Directors in the Company’s slate of director nominees for election at each meeting of stockholders at which director candidates are to be elected, (y) the Board shall recommend that the stockholders of the Company vote to elect the New Directors and (z) the Company shall solicit proxies in favor of the election of, and otherwise support the election of, the New Directors in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees for election at such meeting.

(e) Until the Termination Date, so long as YZi Labs beneficially owns at least 4.99% of the then outstanding shares of Common Stock, subject to adjustment for stock splits, reclassifications, combinations and similar adjustments, if any YZi Labs Director ceases to be a director, YZi Labs shall, in consultation with the Nominating Committee, have the ability to recommend to the Board a replacement director, and the Board shall appoint, as promptly as practicable following completion of the Board’s and Nominating Committee’s reasonable review of the candidate’s Evaluation Materials, a substitute Qualified Director (as defined below) reasonably acceptable to the Board and Nominating Committee (such acceptance not to be unreasonably conditioned, withheld or delayed) (such person, a “Replacement YZi Labs Director” and such appointment with respect to such Replacement YZi Labs Director, the “YZi Labs Director Replacement”). A “Qualified Director” means an individual who (i) has the relevant financial and business experience to be a director of the Company, (ii) will not result in the Board ceasing to be composed of a majority of Independent Directors following his or her appointment, and (iii) shall not be a principal, full-time consultant, employee, or officer of YZi Labs or its Affiliates or Controlled Associates unless the director being replaced by such person is a principal, full-time consultant, employee, or officer of YZi Labs or its Affiliates or Controlled Associates (a “YZi Labs Affiliated Person”). Effective upon any YZi Labs Director Replacement, such Replacement YZi Labs Director shall be deemed to be a YZi Labs Director for all purposes under this Agreement. Each proposed Qualified Director shall cooperate with the Board, the Nominating Committee, and the Company in their evaluation of such candidate, including completing the Evaluation Materials. For the avoidance of doubt, the shares of Common Stock underlying the Pre-Funded Warrants, the Stapled Warrants and the Strategic Advisor Warrants, each as held by YZi Labs, shall be deemed to be beneficially owned by YZi Labs for the purposes of this Section 1(e).

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(f) If any Continuing Director ceases to be a director prior to the 2026 Annual Meeting, the remaining Continuing Directors shall, in consultation with the other members of the Board, have the ability to recommend to the Board a replacement director and the Board shall appoint, as promptly as practicable following completion of the Board’s and Nominating Committee’s reasonable review of the candidate’s Evaluation Materials, a substitute Qualified Director reasonably acceptable to the other members of the Board and the Nominating Committee (such acceptance not to be unreasonably conditioned, withheld or delayed) (such person, a “Replacement Continuing Director” and such appointment with respect to such Replacement Continuing Director, the “Continuing Director Replacement”). Effective upon any Continuing Director Replacement, such Replacement Continuing Director shall be deemed to be a Continuing Director for all purposes under this Agreement. Each proposed Qualified Director shall cooperate with the Board, the Nominating Committee, and the Company in their evaluation of such candidate, including completing the Evaluation Materials.

(g) Until the Termination Date, the number of directors shall not exceed seven (7) directors without the prior written consent of YZi Labs, except that if the New CEO (as defined below) is not a current member of the Board, the Board may increase its size to nine (9) directors and appoint (i) the New CEO and (ii) an additional individual recommended to the Board by YZi Labs who (A) is reasonably acceptable to the Continuing Directors (such acceptance not to be unreasonably conditioned, withheld or delayed), (B) completes the Evaluation Materials, and (C) is a Qualified Director. Upon his or her appointment, the director appointed pursuant to the foregoing clause (ii) shall be deemed to be a YZi Labs Director for all purposes of this Agreement.

(h) The parties acknowledge and agree that each New Director, upon election or appointment to the Board, will be governed by the same protections and obligations regarding confidentiality, conflicts of interest, related person transactions, fiduciary duties, codes of conduct, trading, and disclosure policies, director resignation policy, stock ownership guidelines, and other governance guidelines and policies of the Company as other directors of the Company (collectively, “Company Policies”), and shall have the same rights and benefits, including with respect to insurance, indemnification, compensation, and fees, as are applicable to all non-management directors of the Company; provided that any New Director serving in a non-director role with the Company shall, during such service, be subject to any additional or different Company Policies, and have such different rights and benefits, that are appropriate for such a director in such role. YZi Labs acknowledges and agrees that (i) each YZi Labs Director shall recuse himself or herself from any Board or committee meeting in the event there is an actual or potential conflict of interest between YZi Labs, a Restricted Person or such YZi Labs Director, on the one hand, and the Company, on the other hand, based on the advice of Company counsel, provided that the parties acknowledge and agree that matters relating to the Company’s BNB treasury strategy generally, the Rights Agreement generally (including any amendments, modifications or other changes thereto) or the rights of shareholders of the Company generally, in each case in and of themselves, absent matters specifically relating to YZi Labs, a Restricted Person or such YZi Labs Director, shall not be deemed to give rise to any such actual or potential conflict of interest, and no YZi Labs Director shall be required to recuse him or herself from any Board or committee meeting on the basis of such meeting involving any of the foregoing matters, absent matters specifically relating to YZi Labs, a Restricted Person or such YZi Labs Director, and (ii) the Board may restrict a New Director’s access to information of the Company to the same extent it would for any other director of the Company with similar circumstances, in accordance with applicable law and policies of the Board. The Company acknowledges and agrees that (i) no Company Policy shall be violated by any YZi Labs Director receiving compensation, indemnification and/or reimbursement of expenses from YZi Labs or a Restricted Person; provided that the YZi Labs Directors neither accept nor receive compensation, indemnification or reimbursement of expenses from YZi Labs or a Restricted Person with respect to any YZi Labs Director’s service or action as a director, officer or other Representative, if applicable, of the Company, and (ii) for the avoidance of doubt, YZi Labs is an entity and not a member of the Board, and neither YZi Labs nor any Restricted Person (except the YZi Labs Directors) shall be bound by the Company Policies, including with respect to trading in the Company’s securities, solely as a result of any YZi Labs Director’s appointment to, or service on, the Board. Any YZi Labs Director who is a YZi Labs Affiliated Person may provide confidential information of the Company to YZi Labs for the sole purpose of assisting such YZi Labs Director in his or her role as a director of the Company (but not in any other role with the Company or its subsidiaries), subject to the terms of a confidentiality agreement that YZi Labs and the Company are entering into simultaneously with this Agreement (the “Confidentiality Agreement”) with respect to such confidential information.

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(i) Subject to the Company’s committee charters, Nasdaq rules, and applicable laws, the Board shall give each New Director who is an Independent Director the same due consideration for membership to any committee of the Board as any other Independent Director. The Board shall not establish an executive committee or any other new committee of the Board after the date of this Agreement and until the Termination Date unless at least one YZi Labs Director is appointed to serve as a member thereof unless (i) such committee’s mandate includes a matter on which there is an actual or potential conflict of interest between YZi Labs, a Restricted Person or each YZi Labs Director, on the one hand, and the Company, on the other hand, based on the advice of Company counsel, provided that the parties acknowledge and agree that matters relating to the Company’s BNB treasury strategy generally, the Rights Agreement generally (including any amendments, modifications or other changes thereto) or the rights of shareholders of the Company generally, in each case in and of themselves, absent matters specifically relating to YZi Labs, a Restricted Person or such YZi Labs Director, shall not be deemed to give rise to any such actual or potential conflict of interest, or (ii) such committee is required by applicable law or listing standards to include only Independent Directors and solely to the extent that at such time no YZi Labs Director is considered an Independent Director.

(j) The Chairman of the Board shall be selected by the Board in accordance with the requirements of the Bylaws.

2. CEO Search Committee and Related Matters.

(a) Within three (3) Business Days after the date hereof, the Board shall take all action necessary to form a Chief Executive Officer Search Committee (the “CEO Search Committee”) that shall use its reasonable best efforts to conduct a search to identify candidates, and otherwise assist the Board in selecting, the Company’s next chief executive officer (the “New CEO”) as promptly as practicable and in any event by the earlier of (i) the Company’s 2026 Annual Meeting and (ii) August 31, 2026. The CEO Search Committee shall consist of (x) the Mutual Director (upon his or her appointment), (y) two of the YZi Labs Directors, and (z) two Continuing Directors. The Mutual Director shall serve as the chair of the CEO Search Committee for so long as he or she is a member of the Board; provided that until the appointment of the Mutual Director to the Board, a YZi Labs Director shall serve as the interim chair of the CEO Search Committee. The CEO Search Committee may be disbanded by the Board following the selection of the New CEO.

(b) The CEO Search Committee shall use its best efforts to identify New CEO candidates with cryptocurrency experience and to conduct a market-standard CEO search, with market-standard compensation set in consultation with the Compensation Committee of the Board (the “Compensation Committee”) and its compensation consultant, Pearl Meyer & Partners, LLC, subject to the approval of the Board. The CEO Search Committee shall consider any candidates suggested by YZi Labs in good faith, including Mr. Odagiu.

(c) Appointment of the New CEO shall require, in addition to the approval of a majority of the then-serving members of the Board, the approval of (i) at least one YZi Labs Director and (ii) at least one Continuing Director; provided that the approvals set forth in clauses (i) and (ii) shall not be required if two New CEO candidates have been recommended for appointment by the CEO Search Committee and failed to receive such approval from at least one YZi Labs Director or at least one Continuing Director, as applicable.

(d) During the period from the date hereof until at least the appointment of the New CEO, Mr. Odagiu shall serve as Interim President of the Company reporting directly to the Board, subject to removal by the Board for cause (which shall have a customary meaning, and shall have the meaning set forth in any employment or consulting agreement with Mr. Odagiu if one is entered into). The responsibilities of the Interim President shall be determined by the Board on the date hereof following the execution and delivery of this Agreement, and as previously approved by YZi Labs.

3. Voting Commitment. Until the Termination Date, YZi Labs shall, or shall cause the Restricted Persons to, (a) appear in person or by proxy at each Stockholder Meeting and (b) vote, or deliver consents or consent revocations with respect to, all Voting Securities over which YZi Labs or its Affiliates has the right to vote (or to direct be voted), as of the applicable record date, in accordance with the Board’s recommendations with respect to all proposals submitted to stockholders at such Stockholder Meeting other than proposals with respect to an Extraordinary Transaction, in each case as the Board’s recommendation is set forth in the definitive proxy statement, consent solicitation statement, or revocation solicitation statement filed by the Company in respect of such Stockholder Meeting. Notwithstanding the foregoing, in the event that each of the voting recommendations published by Institutional Stockholder Services, Inc. (“ISS”) and Glass Lewis & Co., LLC (“Glass Lewis”), or any successors thereto, differs from the Board’s recommendation with respect to any proposal (other than proposals to elect, remove or replace directors or proposals to change the size of the Board) submitted to stockholders at any Stockholder Meeting, YZi Labs and the Restricted Persons shall be permitted to vote, or deliver consents or consent revocations with respect to, any shares beneficially owned by YZi Labs or such Restricted Person in accordance with such ISS and Glass Lewis recommendations. Each of YZi Labs and such Restricted Person shall use commercially reasonable efforts (including by calling back loaned out shares so long as the Company has provided YZi Labs with at least seven (7) days’ prior written notice of the applicable record date) to ensure that YZi Labs or such Restricted Person has voting power for all Voting Securities beneficially owned by it on the record date for each Stockholder Meeting (except for any shares underlying unexercised Convertible Securities). Upon the Company’s written request, YZi Labs shall provide the Company with written confirmation and evidence of its compliance with this Section 3 no later than two (2) Business Days following such request.

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4. Standstill. Prior to the Termination Date, except as otherwise provided in this Agreement, without the prior written consent of the Board, YZi Labs shall not, and shall cause the Restricted Persons not to, directly or indirectly:

(a) acquire, offer or seek to acquire, agree to acquire, or acquire rights or options to acquire (except by way of stock dividends or other distributions or offerings made available to holders of Voting Securities generally on a pro rata basis or pursuant to an Extraordinary Transaction approved by the Board), whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a group, through swap or hedging transactions or otherwise, any Voting Securities (other than through a broad-based market basket or index), any voting rights decoupled from the underlying Voting Securities, or any derivative securities, contracts or instruments in any way related to the price of any securities of the Company or any assets or liabilities of the Company; provided that the foregoing shall not prohibit or restrict (i) the beneficial ownership of or the issuance of any shares of Common Stock issuable upon the exercise of the Pre-Funded Warrants, the Stapled Warrants and the Strategic Advisor Warrants in accordance with their terms, each as held by YZi Labs as of the date of this Agreement, and (ii) any Voting Securities acquired by YZi Labs or any Restricted Person directly from the Company in any transaction approved by the Board, including, without limitation, any private placement of public equity or other similar transaction;

(b) sell, assign, or otherwise transfer or dispose of any Voting Securities, or any rights decoupled from such shares, beneficially owned by them, other than in open market sale transactions where the identity of the purchaser is not known or in underwritten widely-dispersed public offerings, to any Third Party that, to YZi Labs’ or any Restricted Persons’ knowledge (after reasonable due inquiry), would result in such Third Party, together with its Affiliates and Associates, owning, controlling or otherwise having any beneficial or other ownership interest of, in the aggregate, more than 4.9% of the shares of Common Stock outstanding at such time or would increase the beneficial ownership interest of any Third Party who, together with its Affiliates and Associates, has a beneficial or other ownership interest of, in the aggregate, more than 4.9% of the shares of Common Stock outstanding at such time (except, in each case, in a transaction approved by the Board or to Schedule 13G filers that are mutual funds, pension funds, index funds or investment fund managers with no known history of activism or known plans to engage in activism), in each case without giving effect to any beneficial ownership limitation in any Convertible Securities;

(c) (i) other than pursuant to Section 1, nominate, recommend for nomination or give notice of an intent to nominate or recommend for nomination a person for election at any Stockholder Meeting at which the Company’s directors are to be elected; (ii) initiate, knowingly encourage, assist or participate in any solicitation of proxies, consents or consent revocations in respect of any election contest or removal contest with respect to the Company’s directors; (iii) submit, initiate, make or be a proponent of any stockholder proposal for consideration at, or bring any other business before, any Stockholder Meeting; (iv) initiate, knowingly encourage, assist or participate in any solicitation of proxies, consents or consent revocations in respect of any stockholder proposal for consideration at, or other business brought before, any Stockholder Meeting; (v) initiate, knowingly encourage, assist or participate in any “withhold” or similar campaign with respect to any proposal for consideration at, or other business brought before, any Stockholder Meeting; or (vi) call or seek to call, or request the call of, or initiate a consent solicitation or consent revocation solicitation with respect to, or request the fixing of a record date for, alone or in concert with others, any Stockholder Meeting, whether or not such a Stockholder Meeting is permitted by the Articles of Incorporation of the Company, as amended (as may be amended from time to time, the “Charter”), or the Bylaws, including any “town hall” meeting;

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(d) form, join or in any way participate in any group or agreement of any kind with respect to any Voting Securities, other than any such group or agreement that is solely among YZi Labs, the YZi Labs Key Person, and one or more Restricted Person(s) who do not beneficially own any Voting Securities (other than the person(s) included on Schedule I, so long as such person’s beneficial ownership of Voting Securities is limited to his or her beneficial ownership as of the date hereof and beneficial ownership acquired in compliance with Section 4(a) as if it were applicable to him or her) and agree in writing to be bound by the terms and conditions of this Agreement as if they were a party hereto;

(e) grant any proxy, consent or other authority to vote with respect to any Stockholder Meeting other than to the named proxies included in the Company’s proxy card, consent card, or consent revocation card;

(f) deposit any Voting Securities in any voting trust or subject any Voting Securities to any arrangement or agreement with respect to the voting thereof, other than (i) any such voting trust, arrangement, or agreement that is solely among YZi Labs, the YZi Labs Key Person, and one or more Restricted Person(s) who do not beneficially own any Voting Securities (other than the person(s) included on Schedule I, so long as such person’s beneficial ownership of Voting Securities is limited to his or her beneficial ownership as of the date hereof and beneficial ownership acquired in compliance with Section 4(a) as if it were applicable to him or her) and agree in writing to be bound by the terms and conditions of this Agreement as if they were a party hereto, and (ii) depositing securities in customary brokerage accounts, margin accounts, prime brokerage accounts or similar accounts;

(g) seek, alone or in concert with others, to amend any provision of the Charter or Bylaws;

(h) demand an inspection of the Company’s books and records;

(i) (i) make any proposal with respect to or (ii) make any statement or otherwise seek to encourage, advise or assist any person in so encouraging or advising with respect to: (A) any change in the composition, number or term of directors serving on the Board or the filling of any vacancies on the Board, (B) any change in the capitalization, dividend policy, treasury strategy, or share repurchase programs or practices of the Company, (C) any other change in the Company’s management, governance, business, operations, strategy, corporate structure, affairs or policies, (D) any Extraordinary Transaction, (E) any waiver, modification, amendment, or termination of the Rights Agreement or any other material agreement of the Company; (F) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange, or (G) causing a class of equity securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

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(j) initiate, make, or in any way participate, in any Extraordinary Transaction or make any proposal, either alone or in concert with others, to the Company or the Board that would reasonably be expected to require a public announcement or disclosure regarding any such matter, provided that the foregoing shall not prohibit or restrict YZi Labs or any Restricted Person from voting any securities of the Company on any such Extraordinary Transaction or proposal as otherwise permitted by and in accordance with this Agreement;

(k) effect or seek to effect, offer or propose to effect, cause or participate in, or in any way assist or knowingly facilitate any other person to effect or seek, offer or propose to effect or participate in, any (i) material acquisition of any assets or businesses of the Company or any of its subsidiaries; (ii) tender offer or exchange offer, merger, acquisition, share exchange or other business combination involving any Voting Securities or any of the material assets or businesses of the Company or any of its subsidiaries; or (iii) recapitalization, restructuring, liquidation, dissolution or other material transaction with respect to the Company or any of its subsidiaries or any material portion of its or their businesses; provided that, for the avoidance of doubt, this Section 4(k) does not prohibit or restrict YZi Labs or any Restricted Person from transacting in BNB or other assets that are in the category of the Company’s assets in the ordinary course through open market purchases;

(l) seek to advise, knowingly influence or knowingly encourage any person with respect to the voting of (or execution of a written consent in respect of) or disposition of any securities of the Company (other than any advice, influence or encouragement that is consistent with the voting commitment of YZi Labs as set forth in Section 3);

(m) disclose any vote, delivery of consents or consent revocations, or failure to deliver consents or consent revocations, as applicable, by YZi Labs against the voting recommendations of the Board in connection with a Stockholder Meeting;

(n) enter into any negotiations, agreements or understandings with any Third Party with respect to any of the foregoing, or advise, assist, encourage or seek to persuade any Third Party to take any action with respect to any of the foregoing, or otherwise take or cause any action inconsistent with any of the foregoing;

(o) publicly make or in any way publicly advance any request or proposal that the Company or the Board amend, modify or waive any provision of this Agreement; or

(p) take any action challenging the validity or enforceability of this Section 4 or this Agreement unless the Company is challenging the validity or enforceability of this Agreement or as otherwise in accordance with Section 6(c);

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provided, however, that the restrictions in this Section 4 shall not prevent YZi Labs and the Restricted Persons from (i) making any factual statement or public disclosure to the extent required by applicable legal process, subpoena or legal requirement from any Governmental Authority with competent jurisdiction over the party from whom information is sought so long as such request did not arise as a result of any action by YZi Labs or any Restricted Person, (ii) communicating privately with the Company’s directors, officers or legal counsel so long as such private communications would not reasonably be expected to trigger public disclosure obligations for any party, (iii) stating how it or they intend to vote and the reasons therefor on any Extraordinary Transaction that each of the YZi Labs Directors have voted “against” in his or her capacity as a director and has been publicly submitted for the approval of the Company’s stockholders, subject to the limitations set forth in Section 5, or (iv) tendering shares, receiving payment for shares or otherwise participating in any Extraordinary Transaction on the same basis as the other stockholders of the Company, or participating in any Extraordinary Transaction that has been approved by the Board. For the avoidance of doubt, nothing in this Agreement, including this Section 4, shall be deemed to limit or restrict the exercise in good faith by the New Directors of their fiduciary duties in their capacities as a director of the Company.

For the avoidance of doubt, the parties acknowledge and agree that no person shall be deemed to have formed, joined or participated in any group, agreement, voting trust, voting arrangement or similar arrangement with respect to Voting Securities solely as a result of: (i) the service by any New Director or Continuing Director on the Board or any committee thereof, (ii) any New Director’s or Continuing Director’s participation in Board or committee deliberations or voting, or (iii) YZi Labs and the Restricted Persons voting in accordance with their obligations under Section 3.

5. Mutual Non-Disparagement. Until the Termination Date, without the prior written consent of the other party, neither party shall, nor shall it permit any of its Representatives to, directly or indirectly, make any public or private statement or speak to any member of the media in a manner that undermines, disparages or otherwise reflects detrimentally on the other party, its subsidiaries, their respective businesses, or their respective current or former directors, officers, or employees. A statement in breach of this Section 5 shall only be deemed to be made by the Company if made by a member of the Board or senior management team (other than any YZi Labs Director or person acting at the direction thereof, but including members of the Company’s investor relations team) authorized to make such statement. A statement in breach of this Section 5 shall only be deemed to be made by YZi Labs if made by the YZi Labs Key Person or a director or partner of YZi Labs, or by a full-time consultant or employee of YZi Labs, or an Affiliate or Associate of YZi Labs, authorized to make such statement. The restrictions in this Section 5 shall not (a) apply (i) to any compelled testimony or production of information, whether by legal process, subpoena, or as part of a response to a request for information from any governmental or regulatory authority with jurisdiction over the party from whom information is sought, in each case to the extent required, or (ii) to any disclosure that such party reasonably believes, after consultation with outside counsel, to be legally required by applicable law, rules or regulations; (b) prohibit any party from reporting what it reasonably believes, after consultation with outside counsel, to be violations of Federal law or regulation to any Governmental Authority pursuant to Section 21F of the Exchange Act or Rule 21F promulgated thereunder, (c) apply to any private communications among YZi Labs, the Restricted Persons and their respective Representatives (in their respective capacities as such), (d) apply to any private communications among the Company and its Affiliates, and their respective Representatives (in their respective capacities as such), or (e) apply to any private communications between any of the persons listed in (c), on the one hand, and (d), on the other hand. Notwithstanding anything to the contrary contained in this Section 5, this Section 5 shall not apply to any statement with respect to 10X Capital (as defined below) or its current or former directors, officers, agents, advisors, representatives or control party or parties in their capacity as such.

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6. Mutual Release and No Litigation.

(a) Effective upon the execution and delivery of this Agreement by the parties, YZi Labs, on behalf of itself, its Affiliates and Associates, and the other Restricted Persons (collectively, the “YZi Releasing Parties”), release and forever discharge the Company, its Affiliates and Associates, and its and their respective current directors, officers, agents, advisors, attorneys, and other Representatives (collectively, the “Company Released Persons”) from any and all liabilities, claims, counterclaims, demands (including demands for investigation), suits, judgments, proceedings, attorneys’ fees, costs, interest, compensatory damages, exemplary damages, injuries, causes of action, and losses of any kind, known or unknown, fixed or contingent, whether made or to be made directly or derivatively, whether at law or at equity or otherwise, whether under the laws or rules of the United States or any U.S. state or territory, or under the laws or rules of any non-U.S. country or territory (each a “Claim,” and collectively, “Claims”), arising from events occurring prior to the date hereof that any of the YZi Releasing Parties have ever had or now have against the Company Released Persons. Notwithstanding the foregoing, the Company Released Persons shall not include 10X Capital Asset Management LLC, 10X BNB Cayman Sponsor, 10X Capital Partners LLC, or any of their Affiliates or Controlled Associates (collectively, “10X Capital”) or their respective current or former directors, officers, agents, advisors, representatives or control party or parties in their capacity as such (it being acknowledged and agreed that the Company shall not be an Affiliate or Associate of such persons if it would otherwise be determined to be so).

(b) Effective upon the execution and delivery of this Agreement by the parties, the Company, on behalf of itself and its Affiliates and Associates (collectively, the “Company Releasing Parties”), releases and forever discharges YZi Labs, its Affiliates and Associates, the Restricted Persons, and its and their respective current directors, officers, agents, advisors, attorneys and other Representatives (collectively, the “YZi Labs Released Persons”) from any and all Claims arising from events occurring prior to the date hereof that the Company Releasing Parties have ever had or now have against any of the YZi Labs Released Persons.

(c) Each party hereby covenants and agrees that, prior to the Termination Date, it shall not, and shall not permit any of its Representatives to, directly or indirectly, alone or in concert with others, encourage, pursue, or assist any other person to threaten or initiate any Claim of any kind, including any proceeding before any Governmental Authority (each, a “Legal Proceeding”), against the other party or any of its Representatives based on information known or unknown as of the date of this Agreement, except for (a) any Legal Proceeding initiated primarily to remedy a breach of or to enforce this Agreement or any other agreement between YZi Labs (or its Representatives) and the Company (or its Representatives), (b) counterclaims with respect to any proceeding initiated by or on behalf of one party or its Affiliates against the other party or its Affiliates or (c) any Legal Proceeding with respect to claims of fraud in connection with, arising out of or related to this Agreement or any other agreement between YZi Labs (or its Representatives) and the Company (or its Representatives); provided, however, that the foregoing shall not prevent any party or any of its Representatives from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (each, a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, on behalf of, or at the direct or indirect suggestion of such party or any of its Representatives; provided, further, that in the event any party or any of its Representatives receives such Legal Requirement, such party shall give prompt written notice of such Legal Requirement to the other party (except where such notice would be legally prohibited). Each party represents and warrants that neither it nor any of its Representatives or assignees has filed any Legal Proceeding against the other party.

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7. Public Statements; SEC Filings.

(a) Within one (1) Business Day following the date of this Agreement, the Company and YZi Labs shall issue a joint press release (the “Press Release”) announcing this Agreement, substantially in the form attached hereto as Exhibit A. Prior to the issuance of the Press Release, neither the Company nor YZi Labs nor any Restricted Person shall issue any press release or public announcement regarding this Agreement, or take any action that would require public disclosure thereof by any party, without the prior written consent of the other party.

(b) Within two (2) Business Days following the date of this Agreement, the Company shall file with the SEC a Current Report on Form 8-K setting forth a brief description of the terms of this Agreement and appending this Agreement as an exhibit thereto (the “Form 8-K”). The Form 8-K shall be consistent with the terms of this Agreement and the Press Release. The Company shall provide YZi Labs and its Representatives with a reasonable opportunity to review and comment on the Form 8-K prior to it being filed with the SEC and consider in good faith any comments of YZi Labs and its Representatives.

(c) Within two (2) Business Days following the date of this Agreement, YZi Labs and the other members of the Consent Solicitation Group shall file with the SEC an amendment to their Schedule 13D setting forth a brief description of the terms of this Agreement, appending this Agreement as an exhibit thereto, and reporting the disbandment of the Consent Solicitation Group (the “Schedule 13D Amendment”). The Schedule 13D Amendment shall be consistent with the terms of this Agreement and the Press Release. YZi Labs shall provide the Company and its Representatives with a reasonable opportunity to review and comment on the Schedule 13D Amendment prior to it being filed with the SEC and consider in good faith any comments of the Company and its Representatives.

(d) Except for the issuance of the Press Release and the filing of the Form 8-K and the Schedule 13D Amendment (and a related filing on DFAN14A), no party shall issue any press release or other public statement (including in any filing required under the Exchange Act) about the subject matter of this Agreement, except as required by law, Legal Requirement or applicable stock exchange listing rules or with the prior written consent of the other party and otherwise in accordance with this Agreement.

8. Affiliates and Controlled Associates. Each party shall instruct its or their respective Affiliates and Controlled Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such Affiliate or Controlled Associate. A breach of this Agreement by an Affiliate or Controlled Associate of a party, if such Affiliate or Controlled Associate is not a party to this Agreement, shall be deemed to occur if such Affiliate or Controlled Associate engages in conduct that would constitute a breach of this Agreement if such Affiliate or Controlled Associate was a party to the same extent as a party to this Agreement.

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9. Representations and Warranties.

(a) YZi Labs represents and warrants that it has full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly executed and delivered by it, constitutes a valid and binding obligation and agreement of it and is enforceable against it in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles. YZi Labs represents that (i) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of it as currently in effect and (ii) the execution, delivery and performance of this Agreement by it does not and will not (A) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to it or (B) result in any breach or violation of or constitute a default under or pursuant to (or an event which with notice or lapse of time or both could constitute such a breach, violation or default), or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which it is a party or by which it is bound. YZi Labs represents, warrants, and agrees that neither it nor any of its Affiliates or Controlled Associates (i) has paid or will pay any compensation to any of the New Directors (or any replacement director of any YZi Labs Director) or any other member of the Board regarding such person’s service on the Board or any committee thereof, or (ii) has or will have any agreement, arrangement or understanding, written or oral, with any of the New Directors (or any replacement director of any YZi Labs Director) regarding such person’s service on the Board or any committee thereof. YZi Labs represents and warrants that, as of the date of this Agreement, it beneficially owns an aggregate of 2,150,481 shares of Common Stock, consisting of 2,150,481 shares of Common Stock held directly, 7,750,510 Pre-Funded Warrants to acquire Common Stock, 9,900,991 Stapled Warrants to acquire Common Stock, and 3,564,359 Strategic Advisor Warrants to acquire Common Stock.

(b) The Company hereby represents and warrants that it has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles. The Company represents and warrants that (i) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of the Company as currently in effect and (ii) the execution, delivery and performance of this Agreement by the Company does not and will not (A) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company or (B) result in any breach or violation of or constitute a default under or pursuant to (or an event which with notice or lapse of time or both could constitute such a breach, violation or default), or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document or material agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound. The Company further represents and warrants to YZi Labs that (i) the form of director questionnaire completed by the New Directors prior to the date hereof is substantially identical to the director questionnaire completed by Annemarie Tierney, Carly Howard and Glenn Tyranski and (ii) no amendments, modifications or changes have been made to the Bylaws since December 29, 2025, except as have been previously shared with and approved by YZi Labs.

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10. Expenses. Each party shall bear its own costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

11. Termination.

(a) This Agreement shall remain in effect until the earlier of (such effective date of termination, the “Termination Date”):

(i) the date that is one month before the last day upon which nominations of candidates for election as a director to the Board may be made pursuant to the Bylaws (the “Nomination Deadline”) with respect to the Company’s 2029 Annual Meeting of Stockholders, and

(ii) 120 days prior to the third anniversary of the 2026 Annual Meeting;

provided that this Agreement shall terminate (a) one month before the Nomination Deadline with respect to the Company’s 2027 Annual Meeting if the Company has not notified YZi Labs that a majority of the members of the Board other than the YZi Labs Directors have irrevocably offered to renominate each of the then serving YZi Labs Directors for election at the 2027 Annual Meeting and (b) one month before the Nomination Deadline with respect to the Company’s 2028 Annual Meeting of Stockholders (the “2028 Annual Meeting”) unless (I) the Company has notified YZi Labs that a majority of the members of the Board other than the YZi Labs Directors have irrevocably offered to renominate each of the then serving YZi Labs Directors for election at the 2028 Annual Meeting and (II) a majority of such YZi Labs Directors consent to such renomination.

(b) Notwithstanding anything to the contrary in this Agreement:

(i) the obligations of YZi Labs and the Restricted Persons (A) pursuant to Sections 1, 3, 4, 5, and 7(d) shall terminate in the event that the Company materially breaches its obligations to YZi Labs pursuant to Section 1, 5 or 7(d) or the representations and warranties in Section 9(b) of this Agreement and such breach (if capable of being cured) has not been cured within ten (10) calendar days following written notice of such breach from YZi Labs, or, if impossible to cure within ten (10) calendar days, the Company has not taken substantive action to correct within ten (10) calendar days following written notice of such breach from YZi Labs; and (B) pursuant to Section 6(c) shall terminate immediately in the event that the Company materially breaches its obligations to YZi Labs under Section 6(c); and

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(ii) the obligations of the Company to YZi Labs (A) pursuant to Sections 1, 2, 5 and 7(d) shall terminate in the event that YZi Labs or a Restricted Person materially breaches its or their obligations in Sections 1, 3, 4, 5, or 7(d) or the representations and warranties in Section 9(a), and such breach (if capable of being cured) has not been cured within ten (10) calendar days following written notice of such breach, or, if impossible to cure within ten (10) calendar days, YZi Labs or such Restricted Person has not taken substantive action to correct within ten (10) calendar days following written notice of such breach from the Company; and (B) pursuant to Section 6(c) shall terminate immediately in the event that YZi Labs or any Restricted Person materially breaches its obligations under Section 6(c).

(c) If this Agreement is terminated in accordance with this Section 11, this Agreement shall forthwith become null and void, but no termination shall relieve either party from liability for any breach of this Agreement prior to such termination, and Sections 6(a), 6(b) and 11 through 15 shall survive the termination of this Agreement.

12. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand, with written confirmation of receipt; (b) upon sending, if sent by electronic mail to the electronic mail addresses below, with confirmation of receipt from the receiving party by electronic mail; (c) one (1) Business Day after being sent by a nationally recognized overnight carrier to the addresses set forth below; or (d) when actually delivered if sent by any other method that results in delivery, with written confirmation of receipt:

If to the Company:		with mandatory copies (which shall not constitute notice) to:

CEA Industries Inc.		Sidley Austin LLP
385 South Pierce Avenue, Suite C		787 Seventh Avenue
Louisville, Colorado 80027		New York, NY 10019
Attn:	Diane Carman	Attn:	Kai H.E. Liekefett
Email:	[***]@ceaindustries.com		Jessica Wood
Eric S. Goodwin
		Email:	[***]@sidley.com
[***]@sidley.com
[***]@sidley.com

If to YZi Labs:		with mandatory copies (which shall not constitute notice) to:

YZILabs Management Ltd.		Olshan Frome Wolosky LLP
2 Fl, Water’s Edge Bldg, Wickhams Cay II		1325 Avenue of the Americas
Road Town, Tortola, D8, VG 110		New York, NY 10019
Attn:	Legal Team	Attn:	Andrew Freedman
Email:	[***]@yzilabs.com		Rebecca L. Van Derlaske
		Email:	[***]@olshanlaw.com
[***]@olshanlaw.com

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13. Governing Law; Jurisdiction; Arbitration; Jury Waiver.

(a) This Agreement, and any disputes arising out of or related to this Agreement (whether for breach of contract, tortious conduct or otherwise), shall be governed by, and construed in accordance with, the laws of the State of Nevada, without giving effect to its conflict of laws principles.

(b) Subject to the provisions set forth in Section 13(c) below, the parties agree that exclusive jurisdiction and venue for any Legal Proceeding arising out of or related to this Agreement shall exclusively lie in the United States District Court for the Southern District of New York, or, if such court does not have subject matter jurisdiction, any other court located within New York County, New York. Each party waives any objection it may now or hereafter have to the laying of venue of any such Legal Proceeding, and irrevocably submits to personal jurisdiction in any such court in any such Legal Proceeding and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any court that any such Legal Proceeding brought in any such court has been brought in any inconvenient forum. Each party consents to accept service of process in any such Legal Proceeding by service of a copy thereof delivered to it by certified or registered mail, postage prepaid, return receipt requested, addressed to it at the address set forth in Section 12. Nothing contained herein shall be deemed to affect the right of any party to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

(c) Notwithstanding the provisions of Section 13(b), at the election of either party, a dispute arising out of or related to this Agreement (whether for breach of contract, tortious conduct or otherwise) shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules”) by three arbitrators appointed in accordance with the ICC Rules. In the event of such election, the parties agree that, (i) the Emergency Arbitrator Provisions shall not apply, (ii) the language of the arbitration, including all proceedings and hearings, shall be English, (iii) the form of the arbitration shall be virtual hearings, unless otherwise agreed to by the parties in writing, and (iv) either party may seek interim, conservatory, or preliminary relief in aid of arbitration from any court of competent jurisdiction, and any such application shall not be deemed incompatible with, or a waiver of, this agreement to arbitrate. The arbitral tribunal shall have no authority to award attorneys fees or punitive, exemplary or treble damages, except as expressly set forth in Section 13(d) below.

(d) Notwithstanding anything to the contrary contained in this Agreement, in the event that an arbitral tribunal or court of competent jurisdiction determines in a final, nonappealable order that this Agreement has been breached by YZi Labs as a result of the actions, or non-actions, of the YZi Labs Key Person or of tortious interference by the YZi Labs Key Person, then, in addition to any other applicable damages, YZi Labs will reimburse the Company for its actual and documented costs and expenses (including, without limitation, reasonable legal fees and expenses) incurred in connection with such Legal Proceeding or arbitration.

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14. Specific Performance. Each party to this Agreement acknowledges and agrees that the other party would be irreparably injured by an actual breach of this Agreement by the first-mentioned party or its Representatives and that monetary remedies would be inadequate to protect either party against any actual or threatened breach or continuation of any breach of this Agreement. Without prejudice to any other rights and remedies otherwise available to the parties under this Agreement, each party shall be entitled to equitable relief by way of injunction or otherwise and specific performance of the provisions hereof upon satisfying the requirements to obtain such relief, without the necessity of posting a bond or other security, if the other party or any of its Representatives breaches or threatens to breach any provision of this Agreement. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement but shall be in addition to all other remedies available at law or equity to the non-breaching party.

15. Certain Definitions and Interpretations. As used in this Agreement: (a) the terms “Affiliate” and “Associate” (and any plurals thereof) and “control” have the meanings ascribed to such terms under Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that at any time prior to the Termination Date become Affiliates or Associates of any applicable person or entity referred to in this Agreement; provided, however, that the terms “Associate” or “Controlled Associate” shall refer only to Associates controlled, directly or indirectly, by the Company, YZi Labs or a Restricted Person and other Associates acting at the direction of or on behalf of the Company, YZi Labs or a Restricted Person; provided, further, that, for purposes of this Agreement, none of YZi Labs nor any Restricted Person shall be an Affiliate or Associate of the Company and the Company shall not be an Affiliate or Associate of any of YZi Labs or any Restricted Person; (b) the terms “beneficial ownership,” “group,” “person,” “proxy” and “solicitation” (and any plurals thereof) have the meanings ascribed to such terms under the Exchange Act and the rules and regulations promulgated thereunder, provided that the meaning of “solicitation” shall be without regard to the exclusions set forth in Rules 14a-1(l)(2)(iv) and 14a-2 under the Exchange Act; (c) the term “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or obligated to be closed by applicable law; (d) the term “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; (e) the term “Extraordinary Transaction” means any tender offer, exchange offer, merger, consolidation, acquisition, business combination, sale, recapitalization, restructuring, or other similar transaction with a third party, in each case, that results in a change in control of the Company, or the direct or indirect sale of all or substantially all of its assets; (f) the term “Governmental Authority” means any federal, state, local, municipal, or foreign government and any political subdivision thereof, any authority, bureau, commission, department, board, official, or other instrumentality of such government or political subdivision, any self-regulatory organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), including, but not limited to, the SEC and its staff, and any court of competent jurisdiction; (g) the term “Independent Director” means an individual who qualifies as an “independent director” under the applicable rules of the SEC, the rules of any stock exchange on which the Company is traded, and the applicable governance policies of the Company; (h) the term “Representatives” means (i) a person’s Affiliates and Controlled Associates, (ii) its and their respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives acting in a capacity on behalf of, in concert with or at the direction of such person or its Affiliates or Controlled Associates and (iii) for the avoidance of doubt, with respect to YZi Labs, the Restricted Persons; provided that the YZi Labs Directors (serving in their capacity as a director or otherwise) shall not be deemed to be Representatives of the Company for purposes of this Agreement and any breach of the Company hereunder caused or approved by the YZi Labs Directors (in any capacity) shall not be deemed to be a breach of the Company; (i) the term “Restricted Persons” means YZi Labs and the YZi Labs Key Person, and its and their respective Affiliates and Controlled Associates; (j) the term “Rights Agreement” means that certain Stockholder Rights Agreement, dated as of December 26, 2025, by and between the Company and Continental Stock Transfer & Trust Company, as Rights Agent; (k) the term “SEC” means the U.S. Securities and Exchange Commission; (l) the term “Stockholder Meeting” means each annual or special meeting of stockholders of the Company, any adjournment, postponement, rescheduling or continuation thereof, and any action by written consent of the Company’s stockholders in lieu of a meeting; (m) the term “Third Party” refers to any person that is not a party, a member of the Board, a director or officer of the Company, or legal counsel to either party; (n) the term “Voting Securities” means the Common Stock and any other Company securities entitled to vote in the election of directors, or any warrants, shares, notes, or other securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies (such warrants, shares, notes or other securities, “Convertible Securities”); and (o) the term “YZi Labs Key Person” means Changpeng Zhao. In this Agreement, unless a clear contrary intention appears, (i) the word “including” (in its various forms) means “including, without limitation;” (ii) the words “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement; (iii) the word “or” is not exclusive; (iv) references to “Sections” in this Agreement are references to Sections of this Agreement unless otherwise indicated; and (v) whenever the context requires, the masculine gender shall include the feminine and neuter genders.

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16. Miscellaneous.

(a) This Agreement and the Confidentiality Agreement, including all exhibits hereto, contain the entire agreement between the parties and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

(b) This Agreement is solely for the benefit of the parties and is not enforceable by any other persons, except that the Company Released Persons and YZi Labs Released Persons shall be intended third party beneficiaries of Sections 6(a) and 6(b), as applicable, for purposes of enforcing such sections and the restriction on amendments, modifications and waivers of such sections contained in Section 16(f).

(c) This Agreement shall not be assignable by operation of law or otherwise by a party without the consent of the other party. Any purported assignment without such consent is void ab initio. Subject to the foregoing sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each party.

(d) Neither the failure nor any delay by a party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

(e) If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that the parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the parties agree to use their reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or unenforceable by a court of competent jurisdiction.

(f) Any amendment or modification of the terms and conditions set forth herein or any waiver of such terms and conditions must be agreed to in a writing signed by each party (in the case of an amendment or modification) or by the party to be bound thereby (in the case of a waiver); provided that any amendment, modification or waiver of Sections 6(a) or 6(b) that is materially adverse to a Company Released Person or YZi Labs Released Person shall also require such person’s prior written consent.

(g) This Agreement may be executed in one or more textually identical counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

(h) The headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.

[Signature Pages Follow]

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the date first above written.

THE COMPANY:

CEA INDUSTRIES, INC.

By:	/s/ David Namdar
Name:	David Namdar
Title:	Chief Executive Officer

[Signature Page to the Cooperation Agreement]

YZI LABS:

YZILABS MANAGEMENT LTD.

By:	/s/ Changpeng Zhao
Name:	Changpeng Zhao
Title:	Director

[Signature Page to the Cooperation Agreement]

Schedule I

1.	Alex Odagiu

2.	Matthew Roszak

3.	Ling “Ella” Zhang

Exhibit A

Form of Press Release

YZi Labs and CEA Industries Reach Cooperation Agreement

to Strengthen BNC Governance

YZi Labs to End Consent Solicitation Following Governance and Leadership Agreement

Board Appoints Ella Zhang, Alex Odagiu, Matthew Roszak, bringing additional Digital Asset Industry Expertise and BNB Ecosystem Insight to Support Long-Term Stockholder Value

Company to Form CEO Search Committee and Appoints YZi Labs Partner Alex Odagiu as Interim President

LOUISVILLE, CO - June 23, 2026 — CEA Industries Inc. (Nasdaq: BNC) (“BNC” or the “Company”), a growth-oriented company focused on managing the world’s largest corporate treasury of BNB, and YZILabs Management Ltd. (“YZi Labs”) today announced that they have entered into a cooperation agreement dated June 23, 2026.

Highlights of the cooperation agreement include:

- Board Composition: The Board has appointed Ella Zhang, Alex Odagiu and Matthew Roszak as directors of the Company effectively immediately. The new directors have joined BNC’s existing Board members, Carly E. Howard, Annemarie Tierney and Glenn Tyranski. BNC and YZi Labs will jointly search for an additional independent director with extensive digital assets, capital markets and public company governance experience.

- CEO Search and Interim President: The Board will form a Chief Executive Officer Search Committee, with a focus on candidates with significant public company and digital asset experience. Alex Odagiu will join the BNC executive team as Interim President, reporting directly to the Board, until at least the appointment of the new Chief Executive Officer. As previously announced, David Namdar will continue to serve in his role as Chief Executive Officer during this transition period.

- Termination of Proxy Contest: YZi Labs has agreed to terminate its consent solicitation, and withdraw related books and records demands and record date requests. YZi Labs has also agreed to adhere to other long-term customary voting commitments and standstill provisions.

“Today’s agreement between the Board and YZi Labs reflects the kind of constructive, forward-looking collaboration that creates real value for BNC and its stockholders,” said Carly E. Howard, Chair of the Board of CEA Industries. “Ella, Alex and Matt bring deep, directly relevant experience across the BNB ecosystem, digital asset investing, venture building and institutional capital markets, and we look forward to working with them and YZi Labs to support long-term stockholder value.”

“The next generation of digital asset treasury companies will not be defined only by what they hold, but by how thoughtfully they govern, allocate and build around those assets,” said Ella Zhang, Managing Partner and Head of YZi Labs. “BNB is compelling because its value is tied to utility: it powers transaction fees, network participation, applications, liquidity and economic activity across one of the world’s most active blockchain ecosystems. For BNC, the opportunity is to translate that exposure into an institutional platform with transparency, discipline and long-term alignment. That is the work we are excited to help advance with BNC’s Board.”

Incoming Interim President Alex Odagiu remarked, “Joining BNC at this critical time for the future of the Company and the BNB Chain is a welcome opportunity. BNB Chain sits at the center of a rapidly expanding digital economy spanning decentralized finance, payments, stablecoins, tokenized assets, AI-native applications and agentic finance, and BNC can serve as a public-market vehicle for disciplined, transparent exposure to that ecosystem.”

BNC’s Board of Directors and YZi Labs believe that a reconstituted and expanded Board, a long-term commitment from our largest shareholder and founder of the BNB Chain, and a transparent structure for selecting long-term executive leadership, positions the Company to better execute against that vision and build a differentiated platform at the intersection of public capital markets and the future of finance.

The full cooperation agreement will be filed with the SEC as an exhibit to the Company’s Form 8-K and to YZi Labs’ Schedule 13D amendment.

About the New Directors

Ella Zhang brings venture-building, digital asset investing and global technology leadership experience to the Board. She is Managing Partner and Head of YZi Labs and was the founding head of Binance Labs. A Stanford GSB graduate and former Kleiner Perkins investor, Ms. Zhang has also held leadership roles at Google and Tencent and has firsthand founder experience building AI-enabled companies. Her background combines Silicon Valley venture discipline, Asia market insight and operating experience across emerging technology sectors.

Alex Odagiu brings BNB ecosystem, digital asset investing and institutional finance experience to the Board. As an Investment Partner at YZi Labs, he helps lead token, equity and strategic investments and has worked closely with founders across the BNB Chain ecosystem, including through the Most Valuable Builder accelerator program. Earlier in his career, Mr. Odagiu worked in investment banking at Goldman Sachs International. He holds an M.A. (Hons) in Economics and Mathematics from the University of St Andrews.

Matthew Roszak brings decades of blockchain infrastructure, venture investing and digital asset policy experience to the Board. He is Co-Founder and Chairman of Bloq, and Founding Partner of Tally Capital, which has backed leading blockchain and digital asset companies. He also serves as Chairman of the Advisory Board of The Digital Chamber. Mr. Roszak’s experience spans blockchain infrastructure, institutional adoption, digital asset policy, governance and early-stage Web3 company building.

Annual Stockholder Meeting

CEA Industries’ 2026 Annual Stockholder Meeting will be held on July 22, 2026. Stockholders of record as of the close of business on the record date established by the Board of Directors will be entitled to receive notice of and vote at the Annual Meeting.

Additional information regarding the Annual Meeting, including the matters to be considered and voting procedures, will be provided in the Company’s proxy materials to be filed with the U.S. Securities and Exchange Commission.

About CEA Industries Inc.

CEA Industries Inc. (Nasdaq: BNC) is a growth-oriented company that has focused on building category-leading businesses in consumer markets, including building and managing the world’s largest corporate treasury of BNB.

About YZi Labs

YZILabs Management Ltd. is a global investment firm managing over $10 billion in assets, investing across Web3, AI, and biotech. YZi Labs is committed to strategic, transparent, and high-governance participation in the digital asset ecosystem — advancing best-in-class oversight, operational integrity, and long-term shareholder alignment in all investment partnerships.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements.” The statements in this press release that are not purely historical are forward-looking statements which involve risks and uncertainties. BNC wishes to caution readers that these forward-looking statements may be affected by the risks and uncertainties in BNC’s business as well as other important factors that may have affected and could in the future affect BNC’s actual results and could cause BNC’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of BNC. In evaluating these forward-looking statements, readers should consider various risk factors, including BNC’s ability to keep pace with new technology and changing market needs; BNC’s ability to finance its current business and proposed future business, including the ability to finance the continued acquisition of BNB; the competitive environment of BNC’s business; and the future value and adoption of BNB. Forward-looking statements are subject to numerous conditions and risks, many of which are beyond BNC’s control. In addition, these forward-looking statements and the information in this press release are qualified in their entirety by cautionary statements and risk factor disclosures contained in BNC’s filings with the SEC. Copies of BNC’s filings with the SEC are available on the SEC’s website at www.sec.gov. BNC undertakes no obligation to update these statements for revisions or changes after the date of this press release, except as required by law.

Contacts

CEA Industries Media Inquiries:

Edelman Smithfield

CEA@edelmansmithfield.com

CEA Industries Investor Relations:

james@haydenir.com

YZi Labs Media Contact:

media@yzilabs.com